UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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AGERE SYSTEMS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 8, 2006, Agere Systems Inc. posted on its employee intranet the following employee fact sheet regarding the Agreement and Plan of Merger, dated December 3, 2006, by and among LSI Logic Corporation, Atlas Acquisition Corp. and Agere Systems Inc.:

Agere, LSI Merger Q&A

As we move forward over the next few months, Agere will make every effort to answer questions that come in from employees. However, it's important to understand that we will not have all the answers and we must operate within U.S. Securities and Exchange Commission rules governing communications about mergers.

(Updated 12/8/06)

Agere Benefits

Q. I understand that LSI is committed to honoring Agere's benefit plans for the next two years. Does this apply to all benefit programs such as medical, pension, etc.? Does this policy hold true for all sites globally?

A. Yes. More specifically, for a period of two years following the merger LSI has agreed to provide to each Agere employee aggregate compensation and aggregate health, welfare and pension benefits that are substantially equivalent to the current Agere levels. This commitment applies to all health, welfare and pension benefits and extends to all Agere employees and locations.

Q. What will happen to our benefits after two years?

A. It is too early to tell what will happen at the end of the two-year period. In the same way that Agere changes benefits from time to time, including annual modifications to its benefit plans and programs, LSI will have the ability to make decisions about which benefit plans and programs make the most sense for the new company and its employees at that time.

Q. Does LSI have any benefits that are better than ours right now? If so, can we get them before two years?

A. LSI has a variety of benefits -- some are better, some are the same and some are not as favorable. However, as noted above, for a period of two years following the merger LSI has agreed to provide to each Agere employee aggregate compensation and aggregate health, welfare and pension benefits that are substantially equivalent to the current Agere levels. So in the short term this means that Agere employees can count on the same level of benefits.

As we proceed with integration planning and once the closing occurs, we will have more details regarding the LSI benefit plans and programs. We expect that Agere employees will initially remain on the Agere benefit plans and programs, and transition over time to LSI benefit plans and programs within the constraint of providing substantially equivalent benefits for Agere employees for a period of at least two years following the merger.

Q. How will the merger impact the pension plan for those of us who have been with the company for more than 20 years but who are less than 48 years old? Will we still qualify to start drawing a pension if we retire after 50?

A. There will be no immediate changes to the terms of the Agere pension plans as a result of the merger. And, of course, your accrued and vested pension benefits are protected under ERISA. The merger is structured so that Agere will become a subsidiary of LSI, and Agere will remain the plan sponsor of the Agere pension plans. Therefore, there will be no change to Agere's pension commitments or how the plans operate as a result of the merger, and Agere will continue to be subject to the same pension obligations.

Q. Does LSI have a pension plan?

A. No. LSI does not offer a traditional pension plan, but it does provide a 401(k) plan.

401(k), RSUs, Stock Options, ESPP

Q. Will there be another ESPP purchase prior to closing? What will happen to the plan after that? Will it be terminated or will it continue with purchases of LSI shares?

A. Under the merger agreement, Agere will shorten the current purchase period so that it ends immediately prior to the merger. At that time, employees would purchase Agere stock that would be converted to LSI stock. We expect that, as LSI employees, Agere employees could then participate in LSI’s ESPP.

Q. What happens to the 401(k) plan and Agere shares in the 401(k) after the merger closes?

A. Any Agere stock held in the Agere stock fund will be converted into LSI stock automatically as part of the merger. As part of the transaction, we expect to terminate the Agere 401(k), and Agere employees will be able to then participate in the LSI 401(k) plan.

Q. Will the company match in our 401K be in LSI stock or cash during the two-year interval?

A. Agere employees will participate in the LSI 401(k) plan after the closing. LSI currently makes its company match in cash.

Q. How will existing Agere stock options be handled? Will they be converted to LSI stock options? If so, how will they be converted? If not converted, will they immediately become 100% exercisable? Will the expiration dates change?

A. Agere stock options will be converted to LSI stock options following the merger. The conversion will not alter the amount by which options are in or out of the money. The number of LSI shares covered by each option will be equal to 2.16 times the number of Agere shares covered by each option. The exercise price per LSI share will be the exercise price per Agere share divided by 2.16. These conversions are subject to rounding rules. Most stock options do not become exercisable solely as a result of the merger. The other terms of the awards will not change.

Q. If I am laid off as a result of the merger, will I lose my Agere stock options and/or RSUs that were granted from the Agere 2001 Long Term Incentive Plan?

A. If an employee is terminated other than for cause or resigns for good reason (as defined in the Agere 2001 Long Term Incentive Plan) within 24 months following shareholder approval of the merger, any options that were granted from the Agere 2001 Long Term Incentive Plan that are not then exercisable will become exercisable, exercisable options will remain exercisable for 90 days following an employee's termination (but not past the original expiration date) and any RSUs that were granted from the Agere 2001 Long Term Incentive Plan held by the employee will be paid out as shares, subject to tax withholding. If you are at least 50 years old with 15 years of service at the time of termination, the options that were granted from the Agere 2001 Long Term Incentive Plan will remain exercisable for their full term.

Q. Can you explain the "Change in Control" plan as it applies to stock options and RSUs?

A. There is no separate "Change in Control" plan. The Agere 2001 Long Term Incentive Plan contains change in control provisions, the impact of which is described above.

Retirees

Q. Although it's been stated that current benefits will not change for two years after the merger, what will happen to retirees already receiving monthly pension annuities from Agere Systems?

A. There will be no immediate changes to the terms of the Agere pension plans as a result of the merger. Retirees already receiving pensions will continue receiving their pensions in accordance with the terms of the Agere pension plans both before and after the two-year period.

Q. What about Agere people who retire between now and the close?

A. There will be no immediate changes to the terms of the Agere pension plans as a result of the merger. Agere employees who retire and are pension eligible will receive their pensions in accordance with the terms of the Agere pension plans, whether they retire before, on or immediately after the closing of the merger.

Q. Will the company subsidies for the medical plan remain in effect for 2007 and 2008 for both management and represented employees?

A. Agere's medical plans for 2007 are not anticipated to change except as already communicated during the 2006 open enrollment period. Any changes for 2008 will be communicated during the open enrollment period that will occur next Fall.

For represented employees, Agere will continue to honor the terms of the 2006 General Agreement that is effective from June 30, 2006 to September 30, 2008.

For retirees, the previously announced changes to retiree medical benefits will go into effect as planned.

Q. If an Agere employee transfers to an LSI organization during the two-year period, do his/her benefits, years of service, level, etc., change to LSI's plans or do they remain Agere?

A. As noted above, for a period of two years following the merger LSI has agreed to provide to each Agere employee aggregate compensation and aggregate health, welfare and pension benefits that are substantially equivalent to the current Agere levels. In addition, LSI has agreed to credit an Agere employee's years of service for purposes of the LSI benefit plans and programs (except for the sabbatical program).

This commitment applies to all Agere employees as long as they remain employees providing services to Agere, LSI or a subsidiary after the merger.

Q. It was stated in the Networking town hall that Agere would become a "wholly owned subsidiary" of LSI. Does that mean we are still Agere employees even if our badges say LSI? If we retire during the two-year window, do we retire from Agere or from LSI?

A. The Agere entity will remain a separate wholly owned subsidiary of LSI. Employees, regardless of prior history and intercompany structuring, will all be LSI employees as of the closing date.

Those Agere employees that are participants in an Agere pension plan as of the closing date will remain covered under the Agere pension plan during the two-year window and thereafter so any retirement during that time or thereafter will still be governed by the terms of the Agere pension plans.

Severance

Q. Will Agere employees be notified before the merger closes about their status with the new company?

A. We will work to develop an integration plan during the period leading up to the closing of the merger. When we have more information available, we will communicate it. However, it is important to remember that LSI and Agere are and must remain independent companies in all respects during the period prior to closing. Accordingly, we must take great care to not do anything that may be referred to as "gun jumping" which means we can not do anything which could be considered integration of the two companies prior to closing; integration of the businesses is permissible only after the merger has closed.

General

(Updated 12/4/06)

Q. Why are Agere Systems and LSI Logic combining?

A. The combination of LSI Logic and Agere Systems will create a semiconductor and storage systems powerhouse with an unparalleled innovation pipeline and a broad array of competitive, customer-valued products and solutions in large and growing markets. LSI's well-established presence in the storage and consumer electronics markets and Agere's broad footprint in storage, mobility and networking should enable the combined company to drive sustainable long-term growth and shareholder value through the strengthening of its combined platforms and the expansion of its existing customer and partner relationships.

Q. Who will manage the new company?

A. LSI Logic president and chief executive officer Abhi Talwalkar will serve as chief executive of the new company and Bryon Look will serve as chief financial officer. LSI non-executive chairman James Keyes will continue as non-executive chairman of the board of directors of the new company, which will be comprised of nine members, with six being designated by LSI and three being designated by Agere.

Q. How will other staffing decisions be made?

A. Aside from the Chairman, CEO, and CFO position, LSI and Agere are not announcing further organizational details at this time. A joint transition planning team, led by Abhi and Rick, will work closely together to establish the right organizational structure to position the new company to succeed in its mission, strategy, and integration objectives.

Q. What will be the name of the new company? Where will the combined company be headquartered?

A. The combined company, which will be named LSI Logic, will be headquartered in Milpitas, Calif., and will maintain a significant presence in Allentown, Pa., and various other locations worldwide.

Q. Will there be any layoffs?

A. In the short-term, as in any such transaction, there will inevitably be some overlap. In cases where reductions are necessary, we will work to minimize the impact on affected employees.

Q. What are the plans to integrate the two companies?

A. An effective, rapid integration is critical to the success of this transaction. We will establish a transition planning team led by Abhi and Rick with representatives from both companies, to make recommendations on how best to organize the combined company. Given the complementary nature of our companies and the solid teams at both LSI and Agere, we expect to realize the benefits of this transaction quickly and efficiently. Overall, we expect the combined company to be a stronger organization, well positioned for growth as a leader in our industry.

Q. When will the transaction be completed?

A. We anticipate that the combination of Agere and LSI will be completed in the first calendar quarter of 2007. The transaction is conditioned upon customary closing conditions and regulatory approvals.

Q. What can we expect in the interim?

A. Today's announcement should not affect how we do our jobs, and it is important that we all remain focused on conducting business as usual. We still need to deliver on the commitments and promises we have made to our customers, partners, shareholders and fellow employees.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction between Agere Systems Inc. ("Agere") and LSI Logic Corporation ("LSI"). In connection with the proposed transaction, Agere and LSI intend to file relevant materials with the Securities and Exchange Commission (the "SEC"), including the filing by LSI with the SEC of a Registration Statement on Form S-4 (the "Registration Statement"), which will include a preliminary prospectus and related materials to register the shares of LSI common stock to be issued in the merger, and LSI and Agere plan to file with the SEC and mail to their respective stockholders a Joint Proxy Statement/Prospectus relating to the proposed transaction. THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT LSI, AGERE, THE TRANSACTION AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE. Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by LSI and Agere through the website maintained by the SEC at http://www.sec.gov. In addition, free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents will also be available when they become available on the Agere website at http://www.agere.comwww.agere.com and on the LSI website at http://www.lsi.com. The Registration Statement, the Joint Proxy Statement/Prospectus and other relevant documents may also be obtained free of charge from Agere by directing such request to Investor Relations, Agere Systems Inc., 1110 American Parkway N.E., Allentown Pennsylvania 18109 and from LSI by directing such request to Investor Relations, LSI Logic Corporation, 1621 Barber Lane, Milpitas, California 95035. The contents of the websites referenced above are not deemed to be incorporated by reference into the Registration Statement or the Joint Proxy Statement/Prospectus. Agere, LSI and their respective officers, directors and employees may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the proposed transaction. Information regarding the interests of these officers, directors and employees in the proposed transaction will be included in the Joint Proxy Statement/Prospectus.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include statements about future financial and operating results; benefits of the transaction to customers, shareholders and employees; potential synergies and cost savings resulting from the transaction; the ability of the combined company to drive growth and expand customer and partner relationships and other statements regarding the proposed transaction. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if LSI and Agere do not each receive required shareholder approval or the parties fail to satisfy other conditions to closing, the transaction will not be consummated. In any forward-looking statement in which LSI or Agere expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of the LSI and Agere shareholders to approve the proposed merger; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of LSI and Agere generally, including those set forth in the filings of LSI and Agere with the Securities and Exchange Commission, especially in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings. LSI and Agere are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events, or otherwise.